SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this "Agreement") is made and entered into as of the 13th day of July, 2006, by and between INTEGRITY MUTUAL FUNDS, INC., a North Dakota corporation (the "Company") having an office at 1 North Main Street, Minot, North Dakota  58703 and JERRY J. SZILAGYI ("Employee"), residing at 5 Abbington Drive, Lloyd Harbor, NY  11743.

WITNESSETH:

WHEREAS, Employee and the Company entered into an employment agreement dated April 1, 2004 (the "Employment Agreement") which replaced, in its entirety, the employment agreement dated May 1, 2003 by and between the parties hereto;

WHEREAS, Employee's employment with the Company and the Employment Agreement shall terminate on July 16, 2006;

WHEREAS, Employee hereby resigns as Senior Vice President, Business Development of the Company; and

WHEREAS, the Company and Employee desire, pursuant to this Agreement, to set forth their respective obligations to one another and to settle all matters or claims relating to Employee's employment with and separation from the Company which Employee may have against the Company and its subsidiaries and affiliates, including, without limitation, all matters or claims relating to salary, wages, bonuses, accrued vacation pay, employee benefits, fringe benefits, success or finder's fees, and separation and expense reimbursement;

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein and the Separation Payment (hereinafter defined), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

1.      Separation Payment.

(a)     The Company agrees to pay Employee, and Employee agrees to accept, Two Hundred Ten Thousand Dollars ($210,000.00) (the "Separation Payment") in full and final settlement and satisfaction of any Claims (hereinafter defined) which Employee may have against Employee Releasees (hereinafter defined).  The Separation Payment shall be paid by the Company to Employee in equal, monthly payments on the fifteenth (15th) day of each month commencing on July 15, 2006 and continuing until the Separation Payment is paid in full on or before April 15, 2007.

(b)     The Separation Payment shall be evidenced in the promissory note of the Company in the form attached hereto as Exhibit A and made a part hereof (the "Promissory Note").

(c)     The Separation Payment shall be paid at 5 Abbington Drive, Lloyd Harbor, New York 11743, or such other place as Employee may designate in writing, including written direction to make payment by wire transfer as instructed by Employee.

(d)     The Separation Payment is not being made in respect of Employee's employment with the Company or his Employment Agreement.

(e)     The Company agrees to pay Employee the following: (1) all forms of compensation, bonuses and fees the Employee earned through and including June 30, 2006, based upon the terms of the Employment Agreement, all of which shall be paid at the time and in accordance with past practices (such Employee's bonuses for June 2006 amount to $41,337.82) and (2) for the period from July 1, 2006 through March 31, 2007 (i) one basis point (.0001) per month on the net assets in the Saratoga Energy & Basic Materials Portfolio as long as the Company is the adviser to such Fund and (ii) in lieu of all the Bonuses, Finder's Fees and Royalty payments that would have otherwise accrued and been payable to Employee under the Employment Agreement from July 1, 2006 through March 31, 2007, ten basis points (.0010) computed on the aggregate net assets in the Integrity High Income Fund and the All Season Fund in excess of $135,000,000.  The calculation of net assets for Section 1(e)(2) purposes shall be made as of the close of business on the last business day of each month.  The amount due, if any, under Section 1(e)(2)(ii) shall be calculated monthly and any amount owed by the Company and not previously paid shall be payable as set forth in the next succeeding sentence.  Any payments due pursuant to Section 1(e)(2) shall be paid to Employee on or before the 15th day of the month next succeeding the end of the month for which an amount is owed.  Commencing on August 15, 2006, and on the 15th day of each month thereafter through and including April 15, 2007, the Company shall provide Employee with a report containing the following information with respect to the Saratoga Energy & Basic Materials Portfolio, the Integrity High Income Fund and the Integrity All Season Fund:  the net assets in each such Fund as of the close of business on the last business day of the month immediately preceding the date of the report, each of which shall be calculated in accordance with GAAP and on a basis consistent with past practice, and each of which shall be certified by the Chief Financial Officer of the Company.  If the Employee disputes the method of calculation, he shall give notice to the Company and the parties shall meet and attempt in good faith to resolve any such dispute.

2.      Benefits.  In accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall provide to Employee, if Employee so elects in writing delivered to the Company, coverage of group medical and health insurance afforded to other employees of the Company, and all premiums therefor (plus any additional charges authorized by COBRA) shall be paid by Employee prior to the first day of each month commencing August 1, 2006.  Through July 31, 2006, Employee shall be entitled to all health, dental and vision benefits that he was entitled to receive under the Employment Agreement at the same cost to Employee as existed prior to the date hereof.

3.      Release.

(a)     Subject to and conditioned upon timely payment in full of the (1) Separation Payment, (2) Promissory Note, (3) the payments specified in Section 1(e), and (4) any Finder's Fee, Success Payment, Royalty Payment and Bonus Override relating to the Saratoga Transaction, and except as hereinafter provided, Employee, on behalf of himself and his spouse, dependents, agents, heirs, executors, administrators, personal representatives and assigns, and to the fullest extent permitted by applicable law, hereby releases and forever discharges the Company, its subsidiaries and affiliates and their respective shareholders, their past and present officers, directors, agents and employees (hereinafter referred to collectively as the "Employee Releasees") from any and all claims, demands, liabilities, obligations, damages, debts, causes of action, suits and disputes whether known or unknown, suspected or unsuspected, fixed or contingent (hereinafter referred to collectively as the "Claims"), which, as of the date hereof or any time prior thereto, Employee has had or may have had against any of the Employee Releases, solely, with respect to (i) the Employment Agreement, (ii) salary, wages, bonuses, accrued vacation pay, employee benefits, separation or other compensation of any nature whatsoever or (iii) Employee's employment with the Company, or the termination thereof, or arising under or based upon, directly or indirectly, in whole or in part, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991 as amended, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act of 1993 as amended, the Human Rights Act as amended, the Age Discrimination in Employment Act of 1967, as modified by the Older Workers Benefit Protection Act of 1990 as amended, Section 1981 of the Civil Rights Act of 1870 as amended, the Fair Labor Standards Act of 1938 as amended, the Equal Pay Act of 1963 as amended, the North Dakota Equal Pay Act as amended, the Employee Retirement Income Security Act of 1974 as amended, the Rehabilitation Act of 1973 as amended, the Equal Employment Opportunity Act of 1972 as amended and any state or local equal employment opportunity or age discrimination law, wage payment law or workers' compensation law, or any other federal, state or local law, statute, ordinance, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, without limitation, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, any and all claims in tort or contract and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook, or alleging misrepresentation, defamation, interference with contract, duress, intentional or negligent infliction of emotional distress, negligence or wrongful discharge, provided, however, that Employee is not releasing any Employee Releasees in respect of Claims for breach of this Separation Agreement or the Promissory Note, or any Claims relating to any outstanding options previously granted to Employee, or Claims under any 401(k) Plan, Employee Stock Ownership Plan, or any other plan of the Company, all of which are fully preserved.

(b)     The Company on its own behalf and behalf of its subsidiaries, joint venturers, directors, officers, employees, agents, shareholders, representatives, successors and assigns ("Company Releasees"), and to the fullest extent permitted by applicable law, hereby releases and forever discharges Employee, his spouse, dependents, agents, heirs, executors, administrators, personal representatives and assigns from any and all Claims, which, as of the date hereof or any time prior thereto, any Company Releasee has had or may have had against Employee with respect to any and all matters whatsoever, including, without limitation, any and all Claims related to (i) the Employment Agreement, and (ii) Employee's employment with the Company.

(c)     Covenant Not to Sue.  Employee and the Company each covenant and agree not to file, institute, participate or aid in any legal suit, arbitration or administrative proceeding (or execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant or attachment) against any of the Employee Releasees and Company Releasees, as applicable, upon any Claim released by Employee or the Company under this Agreement, except as required by applicable law.

4.      Indemnification/Director and Officer Insurance.

(a)     The Company shall indemnify Employee against any claims, losses or damages regardless of when such claims are asserted which relate to events or circumstances occurring during the period of Employee's employment with the Company, in accordance with the Company's Bylaws.

(b)     Employee shall be covered by a director/officer liability insurance policy, if any, maintained by the Company to the fullest extent permitted by such director/officer insurance policy.

5.      Saratoga Transaction.  In the event a merger, acquisition or a similar transaction closes between the Company and Saratoga Capital Management, LLC (the "Saratoga Transaction") on or prior to June 30, 2007, Employee shall be entitled to the following:

(a)     Success Fee.  Employee will receive a success fee (the "Success Fee") calculated as follows: (i) five percent (5%) of the first one million dollars ($1,000,000) of the Saratoga Transaction value; plus, (ii) four percent (4%) of the second one million dollars ($1,000,000) of the Saratoga Transaction value; plus, (iii) three percent (3%) of the third million dollars ($1,000,000) of the Saratoga Transaction value; plus, (iv) two percent (2%) of the fourth million dollars ($1,000,000) of the Saratoga Transaction value; and, plus (v) one percent (1%) of the aggregate amount in excess of the fourth million dollars of the Saratoga Transaction value.

(b)     Royalty Payment.  Employee will receive a royalty payment (the "Royalty Payment") equal to an annual rate, prorated from the time of closing of the Saratoga Transaction through June 30, 2007, of five (5) basis points (0.0005) multiplied by the Company's assets under management in products related solely to the Saratoga Transaction.  The Royalty Payment will be paid monthly to Employee beginning within thirty (30) days of the closing of the Saratoga Transaction.

(c)     Bonus Override.  Employee will receive a bonus override (the "Bonus Override") equal to two percent (2.0%) of the revenue associated with the Company's mutual fund business segment excluding commission and Rule 12b-1 fee revenue received by such fund's distribution with respect to revenues generated from the Saratoga Transaction from the time of closing of the Saratoga Transaction through June 30, 2007.  The Bonus Override shall be determined and paid as provided in the Employment Agreement.

6.      Cooperation in Litigation, Claims, Etc.  Employee agrees to cooperate with and assist and make himself available to the Company or its subsidiaries and affiliates without further consideration, except reimbursement for out-of-pocket expenditures incurred at the request of the Company, in the defense and prosecution of any litigation, claims, proceedings or controversies involving the Company arising from matters occurring in or involving the period during which he was an employee of the Company.

7.      No Pending Claims, Etc. Employee represents and affirms that at no time prior to the execution of this Agreement has he filed, instituted or maintained, and at no time subsequent thereto will he file, institute or maintain, or cause or knowingly permit the filing, institution or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign arbitration or administrative agency, or any other tribunal, any Claim, and he hereby irrevocably grants to the Company his power of attorney, which he hereby acknowledges and agrees is coupled with an interest, with full right, power and authority to take all actions necessary to dismiss or discharge with prejudice any such Claim.

8.      Return of Company Information.  Employee represents and warrants that Employee has returned to the Company (i) all records, documents, files, writings, materials and other tangible data in his possession or control relating to the business of the Company and its subsidiaries and affiliates; and (ii) all keys, keycards, credit cards, and all other items which are the property of the Company.

9.      Non-Admission.  Nothing in this Agreement constitutes or shall be interpreted as any admission of liability or wrongdoing on the part of either party.

10.    Voluntary Action/Right to Revoke.  Employee acknowledges and agrees that he is entering into this Agreement knowingly and voluntarily, without coercion or duress of any nature whatsoever and has entered into this Agreement with full knowledge of its significance.  Employee further acknowledges that he has been advised of his right to seek advice and counsel from others, including an attorney, before executing this Agreement and he waives the twenty-one (21) day period to consider this Agreement.  Employee further acknowledges that he has not relied upon any representation or statement made by the Company, or its attorneys or accountants with respect to the subject matter, basis or effect of this Agreement.  Employee reserves the right to revoke this Agreement until July 20, 2006 upon delivering written notice to the Company of such revocation, together with all amounts already paid hereunder to Employee.

11.    Amendment/Waiver.  No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by Employee and a duly authorized officer of the Company.

12.    Governing Law and Venue.  This Agreement shall be construed, interpreted, governed and enforced in accordance with the substantive laws of the State of New York and the Federal laws of the United States applicable to New York, without regard to the conflict of law rules.  Any action brought concerning this contract shall be venued in the County of Suffolk, State of New York.

13.    Successors.  This Agreement shall be binding upon Employee and his heirs, executors, administrators, personal representatives and assigns, and shall inure to the benefit of each of the Employee Releasees and their respective heirs, executors, administrators, personal representatives, successors and assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each of the Company Releasees and then respective heirs, executors, administrators, personal representatives, successors and assigns.

14.    Complete Agreement.  Other than as set forth herein, Employee warrants that no promise or inducement has been offered for this Agreement.  The parties agree that this Agreement and the Promissory Note set forth the entire agreement between them and supersedes any other written or oral understandings.  No other promises or agreements shall be binding unless reduced to writing and signed by the parties.  The parties further agree that if any provision of this Agreement is held invalid for any reason by a court or other tribunal of competent jurisdiction, the remaining provisions shall continue to be in full force and effect.  The parties specifically agree that all restrictions contained in the Employment Agreement, including but not limited to the restrictions contained in Sections 15, 16, 17 and 18, are of no further force or effect.

15.    Notices.  All notices hereunder shall be in writing and sent by first class mail or recognized international courier and addressed to the applicable party at the address set forth above.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:                                                               EMPLOYEE:
INTEGRITY MUTUAL FUNDS, INC.

By: /s/ Robert E. Walstad                     By: /s/ Jerry J. Szilagyi
Robert E. Walstad                                                        Jerry J. Szilagyi
Its: Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

PROMISSORY NOTE

$200,000.00                                                                                                          As of July 13, 2006

FOR VALUE RECEIVED, the undersigned, Integrity Mutual Funds, Inc., a North Dakota corporation ("Payor"), having an office at 1 North Main Street, Minot, North Dakota 58703  promises to pay to the order of Jerry J. Szilagyi ("Payee") at his address located at 5 Abbington Drive, Lloyd Harbor, New York 11743, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Thousand Dollars ($200,000.00), together with interest thereon as set forth herein.

This Promissory Note (this "Note") is issued under the terms and provisions of that certain Separation Agreement dated July 13, 2006, between Payor and Payee and such parties are entitled to all of the benefits, and subject to all of the obligations, provided for by the Separation Agreement.

REPAYMENT AND PREPAYMENT:

(a)        Repayment.  Principal shall be payable in equal, monthly installments in the amount of Twenty Thousand Dollars ($20,000.00) each on the fifteenth (15th) day of each month commencing on July 15, 2006, together with interest as provided below, and with a final installment consisting of all remaining unpaid principal due and payable in full on April 15, 2007.

(b)        Optional Prepayment.  Payor may prepay the entire amount of principal on this Note in full; provided, however, that the full amount of interest owed and outstanding as of April 1, 2007, shall also be paid.

(c)        Mandatory Prepayment.  The full remaining balance on this Note together with interest as provided below shall be paid in full in the event of the occurrence of an Event of Default (as provided below) or Change in Control.  For purposes of this Note, a "Change in Control" shall mean the occurrence of any of the following events with respect to Payor:

(i)      The acquisition by a single person or entity or group of affiliated persons or entities of the beneficial ownership, as defined under the Securities Exchange Act of 1934, as amended, of thirty-three and one-third percent (33 1/3%) or more of the Payor's voting securities or securities convertible into such percentage of the Payor's voting securities, or the acquisition of all or substantially all of the assets of the Payor in one or more transactions; or

(ii)     The merger, consolidation or combination of Payor with an unaffiliated corporation in which the directors of Payor as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless at least one‑half of the board of directors of the surviving, new or combined entity were directors of Payor immediately prior to such transaction and Payor's chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(iii)    The transfer of all or substantially all of Payor's assets; provided, however, that any transaction between Payor and Saratoga Capital Management, LLC shall be excluded from the definition of Change in Control.

INTEREST:

The outstanding principal balance of this Note shall bear interest equaling Ten Thousand Dollars ($10,000.00) and shall be payable in monthly installments of One Thousand Dollars ($1,000.00) on the fifteenth (15) day of each month commencing on July 15, 2006, and with a final installment consisting of all remaining unpaid interest due and payable in full on April 15, 2007.

EVENTS OF DEFAULT:

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a)     The failure to pay any installment of principal or interest when due, provided that such failure is not cured within five (5) business days after Payee gives written notice of such failure to pay to Payor;

(b)     The filing of a petition by or against Payor, under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Payor; Payor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Payor; or

(c)     The dissolution or liquidation of Payor.

MISCELLANEOUS:

(a)     Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, and without discount, all of which are expressly waived by Payor.

(b)     Governing Law.  This Note shall be governed, interpreted and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

(c)     Jurisdiction.  Payor submits to the exclusive jurisdiction of the State of New York for the purpose of all legal proceedings arising out of or relating to this Note.  Any such proceeding shall be venued in the County of Suffolk, State of New York.

(d)     Assignment.  Neither Payor nor Payee may assign or delegate any of its or his rights, duties or obligations owing hereunder to any other person or entity, except that Payee may assign its right to Payee's estate or personal representative.

(e)     Notices.  All notices hereunder shall be in writing and sent by first class mail or recognized international courier and addressed to the applicable party at the address set forth above.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

INTEGRITY MUTUAL FUNDS, INC.

By: /s/ Robert E. Walstad
Robert E. Walstad, Chief Executive Officer